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                                                                    Exhibit 23.4



DUFF & PHELPS, LLC - 2000 UNIVERSITY CIRCLE, SUITE 600 - EAST PALO ALTO, CA 94303 - TEL 650-798-5500 - FAX 650-798-5510






(DUFF & PHELPS LOGO)


June 14, 2006



Mr. Duckjun (D.J.) Lee
Chief Financial Officer
Gmarket Inc.
8th Floor
LIG Tower
649-11 Yeoksam-Dong
Gangnam-Gu



Subject: WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC VALUATION IN F-1 FILING
         OF GMARKET INC.


Dear Mr. Lee:

We hereby consent to the inclusion in the registration statement on Form F-1 of Gmarket Inc. ("Gmarket") relating to the proposed initial public offering (the "Registration Statement"), of references to our analysis regarding the Fair Value of the Common Stock and Options on the Common Stock of Gmarket as of March 28, 2006, provided to you in final form on June 14, 2006, and to references to our firm's name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or
Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,



/s/ Duff & Phelps, LLC

Duff & Phelps, LLC


By: Greg S. Franceschi
    Managing Director





www.duffandphelps.com